Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2015 and 2014,

Supplemental Schedule as of December 31,

2015, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plans Committee

Snap-on Incorporated 401(k) Savings Plan

Kenosha, WI 53143

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2015 and 2014, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for benefits for the years then ended in accordance with accounting principles generally accepted in the United States.

The supplemental information in the accompanying schedule of assets (held at end of year) has been subjected to audit procedures performed in conjunction with the audit of the Snap-on Incorporated 401(k) Savings Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements, but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Wipfli LLP

June 24, 2016

Milwaukee, Wisconsin

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS:
Investments:
Mutual funds and common collective trust funds	$398,979,984	$389,416,299
Snap-on common stock	50,118,075	41,136,041

Total investments	449,098,059	430,552,340
Receivables:
Notes receivable from participants	9,166,728	8,238,862
Company contributions	731,081	518,034

Total receivables	9,897,809	8,756,896

NET ASSETS AVAILABLE FOR BENEFITS	$458,995,868	$439,309,236

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	2015	2014
INVESTMENT INCOME:
Net appreciation in fair value of investments	$7,042,280	$22,049,385
Interest and dividend income	5,901,545	12,290,825

Total investment income	12,943,825	34,340,210

Interest income on notes receivable from participants	380,193	338,217

CONTRIBUTIONS:
Participants	25,836,239	23,289,867
Company	7,688,201	6,808,764
Rollovers	2,189,803	1,035,690

Total contributions	35,714,243	31,134,321

Total additions	49,038,261	65,812,748

DEDUCTIONS:
Benefits paid to participants	(28,956,417)	(28,212,960)
Administrative expenses	(395,212)	(344,886)

Total deductions	(29,351,629)	(28,557,846)

NET INCREASE	19,686,632	37,254,902

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	439,309,236	402,054,334

End of year	$458,995,868	$439,309,236

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

1.	DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and amended and restated January 1, 2016. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — The Plan’s assets are held by T. Rowe Price Trust Company (“T. Rowe Price” or the “Trustee”). Participant contributions and Snap-on Incorporated (“Snap-on” or the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants. The Plan is administered by the Company and T. Rowe Price Retirement Plan Services, Inc.

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are eligible to participate in the Plan. Substantially all temporary domestic employees of the Company and its subsidiaries who have attained age 21 with one year of service are also eligible to participate in the Plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (“IRC”); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and older are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on common stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant were made in 2015 and 2014 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay. An additional Company contribution is made on an annual basis for participants employed at Mitchell Repair Information Company (“Mitchell”), a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions as soon as practicable after the elective contributions have been withheld from participant wages; the 2% annual Mitchell contribution is remitted annually.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable; and (b) Plan earnings. Each participant’s account is also charged with withdrawals and, if applicable, an allocation of administrative expenses. Participants are entitled to their vested account balance.

Vesting — Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match or annual Mitchell contribution as follows:

Years of Service	Vested Percentage
Less than 1	— %
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested in the Company Match or annual Mitchell contribution upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2015 and 2014, forfeited non-vested accounts totaled $197,225 and $210,205, respectively. These accounts will be used to reduce future Company contributions or to pay administrative expenses. During the years ended December 31, 2015 and 2014, Company contributions were reduced by forfeited non-vested accounts totaling $210,580 and $116,957, respectively.

Notes Receivable from Participants — Participant notes are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum note amount is $1,000 and participants may have only one note outstanding at any particular time. The notes bear interest at the prime rate, as published on the last business day of the month of note issuance, plus 1%, with a maximum note term of five years for personal notes or 15 years for mortgage notes. The current note portfolio has interest rates that range from 4.25% to 9.24%, and mature from 2016 to 2030.

Payment of Benefits — On separation of service due to termination, death, disability or retirement, a participant (or beneficiaries, in the case of death) may elect to be paid in the form of a single lump sum, installments or a partial distribution. Age 59- 1/2 and hardship in-service withdrawals are also available.

Administrative Expenses — Fees of $12.50 per participant are deducted from participant accounts each calendar quarter to help offset Plan administrative expenses. Loan fees, fund expenses and private investment management fees are paid by the participant. Some administrative expenses, such as Plan investment management/consulting fees and auditing fees, may be paid by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers, custodians and insurance company. See Note 3 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement — The fair value measurements hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.

Payment of Benefits — Benefits paid to participants are recorded based on vested participant account balances as of the date of distribution. At both December 31, 2015 and 2014, there were no benefit requests awaiting payment.

Notes Receivable from Participants — Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2015 or 2014. If a participant ceases to make loan repayments and the Plan administrator deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective trust funds and Snap-on common stock. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and those changes could materially affect the amounts reported in the financial statements.

New Accounting Standards — In May 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), which removes the requirement to categorize within the fair value hierarchy investments for which fair value is measured at net asset value using the practical expedient. This guidance is effective for the Plan year ending December 31, 2016, with retrospective application required; the Plan will adopt the provisions of ASU 2015-07 effective January 1, 2016. The adoption is not expected to have a material effect on the financial statements of the Plan.

In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part I eliminates the requirements to measure the fair value of fully benefit-responsive investment contracts and provide certain disclosures; contract value is the only required measure for fully benefit-responsive investment contracts. Part II eliminates the requirements to disclose individual investments that represent five percent or more of net assets available for benefits and the net appreciation or depreciation in fair value of investments by general type. Part II also simplifies the level of disaggregation of investments that are measured at fair value. Plans will continue to disaggregate investments that are measured using fair value by general type, however, plans are no longer required to also disaggregate investments by nature, characteristics and risks. Further, the disclosure of information about fair value measurements shall be provided by general type of plan asset. Parts I and II are to be applied retrospectively; Part III is not applicable to the Plan.

ASU No. 2015-12 is effective for the Plan year ending December 31, 2016, with early adoption permitted. Management has elected to adopt Parts I and II of ASU No. 2015-12 as of December 31, 2015. The adoption did not have a material effect on the financial statements of the Plan.

3.	FAIR VALUE MEASUREMENTS

Common collective trust funds are stated at the Net Asset Value (“NAV”) as reported by the fund managers based on the value of the underlying assets. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts (“FBRICs”) are stated at NAV as reported by the fund manager based on the value of underlying assets, which may include FBRICs stated at contract value. Shares of mutual funds are valued at quoted market prices, which represent the NAV of shares held by the Plan at year end. The fair value of Snap-on common stock is based on the closing price reported in an active market.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2015:

	Level 1	Level 2	Total
Common collective trusts	$—	$220,408,729	$220,408,729
Mutual funds	178,571,255	—	178,571,255
Snap-on common stock	50,118,075	—	50,118,075

Total	$228,689,330	$220,408,729	$449,098,059

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2014:

	Level 1	Level 2	Total
Common collective trusts	$—	$70,155,752	$70,155,752
Mutual funds	319,260,547	—	319,260,547
Snap-on common stock	41,136,041	—	41,136,041

Total	$360,396,588	$70,155,752	$430,552,340

The following table sets forth additional disclosures of the Plan’s Level 2 investments whose fair value is provided by the trustee using net asset value per share as of December 31, 2015 and 2014:

	2015 Fair Value	2014 Fair Value	Unfunded Commitment	Redemption Frequency	Redemption Notice Period
Common collective trusts:
Stable value fund	$51,442,485	$45,261,471	—	Continuously (a)	N/A (a)
Fixed income funds	24,400,533	24,894,281	—	Continuously	N/A
Target date funds	122,079,212	—	—	Continuously	N/A
Mid cap equity funds	11,242,029	—	—	Continuously	N/A
Small cap equity fund	11,244,470	—	—	Continuously	N/A

Total	$220,408,729	$70,155,752

(a)

Units may be redeemed daily to meet benefit payment and other participant-initiated withdrawals. Retirement plans are required to provide either a 12 or 30 month advance written notice prior to redemption. This notice period may be waived at the sole discretion of T. Rowe Price.

4.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated September 6, 2012, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; the Company and the Plan administrator continue to believe that the Plan is currently designed and operating in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt.

6.	RELATED-PARTY AND PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2015 and 2014, the Plan held 292,353 shares and 300,834 shares, respectively, of Snap-on common stock valued at $50,118,075 and $41,136,041, respectively. During the years ended December 31, 2015 and 2014, Plan purchases of Snap-on common stock totaled $18,669,463 and $11,112,758, respectively, and Plan sales of Snap-on common stock totaled $20,151,547 and $10,921,956, respectively. These investments, as well as the transactions in these investments, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA. The Plan also invests in common collective trust funds and mutual funds managed by the Plan’s Trustee.

Fees incurred by the Plan for investment fund management expenses related to party-in-interest transactions are included in net appreciation in fair value of the investment. The above party-in-interest transactions, as well as notes receivable from participants, are not considered prohibited transactions by statutory exemptions under ERISA regulations.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2015 and 2014, are as follows:

	2015	2014
Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$458,995,868	$439,309,236
Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	—	665,769

Net assets available for benefits per Form 5500	$458,995,868	$439,975,005

Statement of changes in net assets available for benefits:
Increase in net assets per the financial statements	$19,686,632	$37,254,902

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	(665,769)	62,830

Net income per Form 5500	$19,020,863	$37,317,732

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2015

(a)	(b) Identity of Issuer/ Description of Investment	(d) Cost	(e) Current Value
	COMMON COLLECTIVE TRUSTS:
*	T. Rowe Price Stable Value Fund	**	$51,442,485
	Prudential Core Plus Bond Fund	**	22,189,510
	BlackRock U.S. Debt Index Fund	**	2,211,023
*	T. Rowe Price Retirement Balanced Active Trust	**	303,246
*	T. Rowe Price Retirement 2005 Active Trust	**	185,928
*	T. Rowe Price Retirement 2010 Active Trust	**	2,565,677
*	T. Rowe Price Retirement 2015 Active Trust	**	7,153,069
*	T. Rowe Price Retirement 2020 Active Trust	**	24,599,322
*	T. Rowe Price Retirement 2025 Active Trust	**	27,474,513
*	T. Rowe Price Retirement 2030 Active Trust	**	20,740,757
*	T. Rowe Price Retirement 2035 Active Trust	**	14,181,826
*	T. Rowe Price Retirement 2040 Active Trust	**	9,227,936
*	T. Rowe Price Retirement 2045 Active Trust	**	7,060,220
*	T. Rowe Price Retirement 2050 Active Trust	**	6,067,080
*	T. Rowe Price Retirement 2055 Active Trust	**	2,345,972
*	T. Rowe Price Retirement 2060 Active Trust	**	173,666
*	T. Rowe Price Mid Cap Value Trust	**	3,667,370
*	T. Rowe Price Mid Cap Growth Trust	**	7,574,659
*	T. Rowe Price New Horizons Trust	**	11,244,470
	MUTUAL FUNDS:
	JPMorgan U.S. Equity Fund	**	10,042,067
	LKCM Small Cap Equity Fund	**	9,843,600
	Vanguard FTSE All World ex-U.S. Index Fund	**	14,411,540
	Vanguard Institutional Index Fund	**	66,905,959
	Vanguard Growth Index Fund	**	22,349,632
	Vanguard Small Cap Index Fund	**	15,880,252
	Vanguard Mid Cap Index Fund	**	36,287,954
	Aberdeen Emerging Markets Fund	**	1,480,888
*	T. Rowe Price Prime Reserve Fund	**	820
*	T. Rowe Price U.S. Treasury Money Fund	**	1,368,543
*	SNAP-ON INCORPORATED COMMON STOCK	**	50,118,075
*	NOTES RECEIVABLE FROM PARTICIPANTS (Interest rates ranging from 4.25% to 9.24%; maturing 2016 to 2030)	-0-	9,166,728

	TOTAL ASSETS (Held at end of year)		$458,264,787

*   Denotes party-in-interest.

** Cost information not required for participant directed investments.

See accompanying report of independent registered public accounting firm.